EXHIBIT 14.1

CODE OF ETHICS
FOR
CORPORATE REALTY INCOME FUND I, L.P.
Effective as of January 1, 2004

          Corporate Realty Income Fund I, L.P. (the “Partnership”) and its corporate general partner, 1345 Realty Corporation (the “Company”) are committed to conducting business in compliance with all applicable laws and regulations and in accordance with high standards of business conduct.  The Company strives to maintain the highest standards of accuracy, completeness and disclosure in its financial dealings, records and reports on behalf of the Partnership.  These standards serve as the basis for managing the Partnership’s business, for meeting the Partnership’s duties to its unitholders and for maintaining compliance with financial reporting requirements.  Accordingly, the Partnership and the Company have adopted this Code of Ethics for their general partners and officers (the “Code of Ethics”).

          Each of the Company’s officers and the Partnership’s general partners and principal executive officer, principal financial officer and principal accounting officer must comply with and advocate the following principles and responsibilities:

•	Act with honesty, integrity and in an ethical manner.

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Promptly disclose to the Partnership’s outside legal counsel, any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between such officer’s personal and professional relationships.

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Respect and maintain the confidentiality of information acquired in the course of his or her work, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of his or her work for personal advantage.

•	Promote ethical behavior in the work environment.

•	Responsibly use and control all assets and resources employed by or entrusted to him or her.

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Ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.

•	Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

•	Maintain books and records that fairly and accurately reflect the business transactions of the Partnership.

•	Devise, implement, maintain and monitor internal controls sufficient to assure that financial record-keeping objectives are met.

•	Comply with generally accepted accounting standards and practices, rules, regulations and controls.

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Perform responsibilities with a view to causing the Partnership’s public communications, including periodic and other reports filed by the Partnership with the Securities and Exchange Commission, to be made on a timely basis with appropriate disclosure(s).

•	Sign only those reports and other documents, including filings with the Securities and Exchange Commission, that he or she believes to be accurate and truthful.

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Not make, or tolerate to be made, false statements or entries for any purpose in the books and records of the Company or the Partnership or in any internal or external correspondence, memoranda or communication of any type, including telephone or electronic communications.

•	Comply, as appropriate and with the advice of counsel (as necessary), with rules, laws, and regulations of federal, state and local governments.

•	Not knowingly be a party to any illegal activity or engage in any act that will discredit his or her profession, the Company or the Partnership.

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Promptly report to the Partnership’s outside legal counsel, any situation where this Code of Ethics or any other Company or Partnership policy or conduct code, or any law applicable to the Company, the Partnership or their employees, is being violated.

          Any individual who violates the provisions of this Code of Ethics will be subject to disciplinary action and appropriate sanctions, up to and including termination.  Depending on the nature and severity of the violation, the Partnership may refer such violation to appropriate authorities for civil action or criminal prosecution.  Any covered officer shall:

•	upon adoption of the Code of Ethics or becoming a covered officer, sign and submit an initial acknowledgment confirming that he or she has received, read, and understands the Code of Ethics;

•	annually sign and submit an annual acknowledgment confirming that he or she has complied with the requirements of the Code of Ethics;

•	not retaliate against any covered officer or other person for making reports of potential violations in good faith; and

•	notify the Partnership’s outside legal counsel of any actual or potential violation of the Code of Ethics. Failure to do so itself is a violation of this Code of Ethics.

          The Partnership’s Individual General Partner is responsible for applying this Code of Ethics to specific situations in which questions are presented and has the authority to interpret this Code of Ethics in any particular situation.  The Individual General Partner shall take all action he considers appropriate and investigate any actual or potential violations reported to him; and the Individual General Partner is authorized and encouraged to consult, as appropriate, with the Partnership’s outside legal counsel.

          The Individual General Partner is responsible for granting waivers from the terms and provisions of this Code of Ethics as he deems appropriate.  A waiver of any provision of this Code of Ethics shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code of Ethics.  A “waiver” is defined as approval by the Individual General Partner of a material departure from any provision of the Code of Ethics.  The waiver process shall consist of the following steps:

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The covered officer shall set forth a request for waiver in writing.  The request shall describe the conduct, activity or transaction for which the covered officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity or transaction.

•	The determination with respect to the waiver shall be made in a timely fashion by the Individual General Partner, after consultation with Partnership’s outside legal counsel (if appropriate).

•	The decision with respect to the waiver shall be documented and kept in the Individual General Partner’s records for the appropriate period mandated by applicable law or regulation.

          This Code of Ethics may not be amended except in written form, which amendments must be specifically approved by the Individual General Partner.

          All reports and records prepared or maintained pursuant to this Code of Ethics shall be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or the Code of Ethics, these matters shall not be disclosed to anyone other than the Individual General Partner or the Partnership’s outside legal counsel.

          This Code of Ethics is intended solely for the internal use of the Partnership and the Company and does not constitute an admission by or on behalf of the Partnership or the Company, as to any fact, circumstance or legal conclusion.

          This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Partnership’s general partners and the Company’s officers and the conduct of the Partnership’s business.  It is not intended to and does not create any rights in any employee, investor, supplier, competitor, unitholder, or any other person or entity.

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